Exhibit 99.1
Filed by Uranium Energy Corp. pursuant to Rule 425 of the Securities Act of 1933, as amended Subject Company: Concentric Energy Corp.
NYSE Amex Equities Exchange Symbol - UEC
FOR IMMEDIATE RELEASE

Uranium Energy Corp Issues Mid-Year Shareholder Report

June 21, 2011

Corpus Christi, TX - June 21, 2011 - Uranium Energy Corp (NYSE-AMEX: UEC, the 'Company') today issued a Mid-Year Shareholder Report. The report from CEO Amir Adnani follows in its complete form:

Dear Shareholder,

I am pleased to present this mid-year report for Uranium Energy Corp.

I want to thank you for your continuing support as a UEC shareholder. Your confidence in the Company and its management is truly valued and appreciated. As an emerging uranium producer, UEC has demonstrated excellent production results so far this year, and is squarely focused on increasing production, expanding its uranium resources and generating cash flow from operations in 2011.

The first half of 2011 has been a challenging time for the uranium sector. I would like to take this opportunity to re-affirm our expectations for the continued expansion of global nuclear capacity leading to a long-term increase in uranium demand, and to address our plans to capitalize on this growth. UEC is ideally positioned to participate in the recovery of the uranium sector, as this report will demonstrate.

ACHIEVEMENTS AND HIGHLIGHTS IN THE FIRST HALF OF 2011

Production Results: Since commencement of production in November 2010 to May 2011, UEC has produced approximately 100,000 pounds of U3O8 at a cash operating expense of approximately $15 per pound. Quarter over quarter, Palangana production costs have declined while production has more than doubled. Specifically, Palangana produced 49,000 lbs. of U3O8 in FQ3 versus 21,000 lbs. in FQ2, with FQ4 starting off with 27,000 lbs. of production during May.

Production Ramp-Up: The initial three-phase start-up of Production Area-1 at the Palangana Mine remains on schedule. In mid-April, Phase II wellfield production commenced, adding to the Phase I wellfield already in production. Over one-half of Phase II's 45 production and 30 injection wells are now operating, with the remainder continuing to come on-line steadily.

Photos: Please click thumbnails to view full sized images:

The Producing Palangana ISR Satellite Project Duval County, South Texas Satellite Plant (Foreground) Production Area One (Background)	Production Area One Wellfield Palangana ISR Satellite Project Phase 3 (Foreground), Phase 2 (Middle), Phase 1 (Background)

First Sales Contract: In June 2011, the Company secured its first multi-year uranium sales contract.  The sales contract provides for the delivery of 300,000 pounds of U3O8 over a period of three years starting in August 2011 from its Hobson processing facility, with the price to be based on published market price indicators at the time of delivery.

Bolstering Expertise: Additions and fine-tuning have been implemented to bolster UEC's management and technical capabilities. New appointments and postings have been effected to provide for a better distribution of the experience and talent inherent throughout the Company as UEC continues to develop as a uranium producer.

Permitting Advances: The Texas Commission on Environmental Quality (TCEQ) has continued to make progress with the one remaining state-level authorization needed to initiate construction at Goliad, the Radioactive Materials License or RML.

Uranium Resource Increases: Based on Phase I of a two-phase drilling campaign at the Company's Salvo project, an independent NI 43-101 technical report has identified an inferred resource estimate of 2.839 MM lbs. of U3O8, almost doubling the previous historical resource of 1.5 MM lbs. The Company is engaged in further resource expansion drilling with four rigs at its Palangana and Salvo projects.

New Acquisitions: The Company has acquired a 247,000-acre uranium property located in the area of Coronel Oviedo, Paraguay. Share dilution to acquire the project was far below 1%. This property is geologically very similar to the Company's projects in the South Texas uranium belt and is anticipated to be ISR-amenable as initially indicated through our pump-test studies. This opportunity profile is an excellent fit for our technical team who has a distinctive track record of discovering and advancing sandstone-hosted uranium deposits. While the Company's primary focus remains on our production strategy in South Texas, management continues to seek out new district-scale opportunities such as this project in stable and business-friendly Paraguay.

Strong Treasury: The Company remains debt-free with over $30 million and only 72.3 million shares outstanding.

ADDITIONAL MILESTONES FOR 2011 AND BEYOND

During the first half of 2011, we continue to demonstrate that UEC has the technical and management experience at all levels to carry through to successful operations. Our key objectives for the balance of 2011 are to expand uranium production from South Texas, to grow our resource base and to generate cash flow.

Palangana ISR Project: Production ramp-up from the third and final phase at Production Area 1 is expected to commence from the Phase III wellfield in September 2011. Moving forward, production growth at Palangana is expected to come from additional production areas. The Company's permitting and development teams are working to bring Palangana's Production Area 2 closer to production.

Meanwhile, the Company's exploration group commenced a drilling program during FQ3 consisting of approximately 50 holes at the proposed Production Area 3 wellfield. Resource expansion efforts are continuing in other areas at Palangana.

Goliad ISR Project: The Company expects Goliad to become its second uranium-producing asset in South Texas. UEC will commence construction at Goliad upon approval of the Radioactive Materials License. The Company anticipates this one remaining license to be approved in July this year.

Salvo Project: Phase II drilling is ongoing and expected to continue through the summer of 2011 to further expand the resource by drilling prospective new zones and to bring much of the current Inferred Resource Estimate into the Measured and Indicated categories. Metallurgical and other tests will also be performed to reaffirm ISR amenability at Salvo.

Coronel Oviedo, Paraguay: Exploration is expected to begin in the next 60 to 90 days on this new district-scale opportunity. We look forward to reporting further on its potential. Our objective here is to achieve an initial NI 43-101-compliant resource as quickly as possible.

Initial Cash Flow: With close to 100,000 pounds of U3O8 in inventory at a cash operating expense of approximately $15 per pound, UEC is well positioned to generate cash flow from operations in 2011. We anticipate that our production will be sold through a combination of spot market sales and long-term contracts towards establishing a balanced portfolio of sales points and prices for our uranium production.

NUCLEAR POWER EXPANSION

Nuclear power remains the only technology available today to generate carbon-free, reliable, low-cost and base-load electricity for a rapidly expanding population.

We acknowledge the tragic events in Japan and the short-term challenges that the nuclear industry is facing. Despite sensationalized headlines, we are confident that the long-term fundamentals for the nuclear sector have been only marginally impacted.

Since the accident at Fukushima, Germany's current plan to close its nuclear reactors by 2022 has been the main planned reduction in nuclear capacity. However, this is more than offset by nuclear expansion programs in other countries. China, France, India, Russia, the UK and the USA remain resolutely committed to nuclear power, given appropriate revisions to safety regimes. China, on its own, is adding almost five times the capacity that Germany plans to shut by 2020.

As reported in the Wall Street Journal on June 16, China's government has announced that it has completed its inspections of all of its operating facilities and that all are safe. China has 27 new nuclear plants under construction with an additional 52 planned. Saudi Arabia has now announced plans to build 16 new reactors.

As of June 2011, 29 countries worldwide are operating 425 nuclear reactors for electricity generation. With 65 new nuclear plants under construction in 15 countries and an additional 155 planned, growth remains nuclear's future.

THE PRICE OF URANIUM

Towards the end of May, the spot uranium market was buoyed by news that a buyer emerged for the nearly 13 million pounds of U3O8-equivalent that the US Department of Energy (DOE) had planned to auction over the next three and a half years on a quarterly basis. The funds from these sales are to be used for environmental cleanup work in Ohio. The Company believes this is constructive for uranium market fundamentals because the buyer of this DOE material is anticipated to sell it in a more disciplined fashion than the auction approach that DOE was planning.

Post-Fukushima, the spot price of uranium is $54.50/lb. today, which is notably higher than $40/lb., the price at this time last year. The term price is $68/lb., modestly lower than before the incident in Japan. Both spot and long-term prices are in a viable range for UEC because the Company's recently reported cash operating expense is just $15/lb., and our focus is very low-cost production using in-situ recovery methods and our centralized 'hub-and-spoke' strategy in South Texas.

Looking forward, despite concerns generated by the Japanese developments, the underlying fundamentals still point to insufficient supply relative to current and growing demand on a longer-term basis.

We look forward to achieving our milestones and adding value to our Company during the balance of 2011. Thank you again for your confidence in management. We welcome your further participation.

Stay tuned by calling us at 1-866-748-1030, emailing info@uraniumenergy.com and visiting www.uraniumenergy.com.

Sincerely yours,

Amir Adnani
President and CEO
Uranium Energy Corp

About Uranium Energy Corp

Uranium Energy Corp (NYSE-AMEX: UEC) is a U.S.-based uranium production, development and exploration company operating North America's newest emerging uranium mine. The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the Palangana in-situ recovery project, which is ramping up to full production this year, and the Goliad in-situ recovery project which has been granted its Mine Permit and is in the final stages of mine permitting for production. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact North America: Investor Relations, Uranium Energy Corp:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE-AMEX: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Notice to U.S. Investors

The mineral resources referred to herein have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101 and are not compliant with U.S. Securities and Exchange Commission (the "SEC") Industry Guide 7 guidelines. In addition, measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Accordingly, we have not reported them in the United States. Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources or inferred mineral resources referred to in this news release are economically or legally mineable.

Under NI 43-101 an issuer may disclose an estimate of the quantity and grade of a historical mineral resource made before the instrument came into force if the estimate is an estimate of mineral resources prepared by or on behalf of a person or company other than the issuer and the disclosure identifies the source and date of the historical estimate, confirms that the historical estimate is relevant, comments on its reliability, and explains any differences between the categories used in the historical resource and those permitted by NI 43-101. Any such resources are historical in nature and were compiled before the implementation of NI 43-101 reporting standards, and the Company may not have independently verified any such resource so is not treating them as current resources. Any such historical resources were prepared to industry standards in place at the time and are considered relevant today. Any such estimate, although prepared by experienced personnel and considered relevant should not be relied on.

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company's filings with the Securities and Exchange Commission. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Important Additional Information Will Be Filed With the SEC

In connection with the previously announced proposed merger (the "Merger") between the Company and Concentric Energy Corp. ("Concentric"), the Company intends to file relevant materials with the United States Securities and Exchange Commission (the "SEC"), including a registration statement on Form S-4 (the "Registration Statement"), which will include a preliminary prospectus and related materials to register the securities of the Company to be issued in exchange for securities of Concentric. The Registration Statement will incorporate a proxy statement (the "Proxy Statement") that Concentric plans to mail to its stockholders in connection with obtaining stockholder approval of the Merger. The Registration Statement and the Proxy Statement will contain important information about the Company, Concentric, the Merger and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement when they become available, and other documents filed with the SEC by the Company, through the web site maintained by the SEC at www.sec.gov. Documents filed by the Company with the SEC may be obtained free of charge by contacting the Company at: Uranium Energy Corp.; attention: Mr. Mark Katsumata, CFO; 500 North Shoreline, Suite 800N, Corpus Christi, Texas, 78401; Tel: (866) 748-1030.

Concentric, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Concentric's stockholders in connection with the Merger. Information regarding any special interests of these directors and executive officers in the Merger will be included in the Proxy Statement.